EXHIBIT 11

                                 CALIFORNIA ENERGY COMPANY, INC.

                         CALCULATION OF EARNINGS PER SHARE IN ACCORDANCE
                             WITH INTERPRETIVE RELEASE NO. 34-9083
                        (dollars in thousands, except per share amounts)
                                       ___________________

                                                      Three Months Ended
                                                           March 31
                                                 1994                  1993

Actual weighted average shares
outstanding for the period                    34,954,703             35,346,084

Dilutive stock options using average
  market prices                                2,784,330              3,315,390

Total number of shares based on shares
outstanding and the assumption that
dilutive stock options will be exercised
at average stock market prices                37,739,033             38,661,474

Additional dilutive stock options
using ending market price                              -                      -

Total shares based on shares outstanding
and the assumption that dilutive stock
options will be exercised at ending
market price if more dilutive                 37,739,033             38,661,474

Income before extraordinary item and
change in accounting principle                $    8,607             $    7,484

Extraordinary item                                (2,007)                     -

Cumulative effect of change in
accounting principle                                   -                  4,100

Net income                                         6,600                 11,584

Less Series C preferred stock dividends            1,200                  1,107

Net income available for common shares        $    5,400             $   10,477

Primary earnings per share before
extraordinary item and change in
accounting principle                          $      .20             $      .16

Extraordinary item per share                        (.06)                     -

Cumulative effect of change in
accounting principle per share                         -                    .11

Primary earnings per share                    $      .14             $      .27

Fully diluted earnings per share based
on SEC interpretive release No. 34-9083       $      .14             $      .27